UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Fiscal Year Ended December 31, 2025

NEXTTRIP PRIVILEGE, INC.

(Exact name of Registrant as specified in its charter)

Nevada	4700	39-2608685
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, Florida 33323

(Address of principal executive offices)

(954) 526-9688

(Registrant’s telephone number, including area code)

Class A Common Stock, par value $0.001 per share

(Title of each class of securities issued pursuant to Regulation A)

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned expansion of our platform and membership base, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable, and assumptions of management.

These forward-looking statements include, but are not limited to, statements regarding:

●	our ability to attract and retain members;

●	the expected launch, development, and enhancement of our travel platform;

●	our anticipated revenues, expenses, and capital requirements;

●	our relationship with NextTrip, Inc. and third-party travel suppliers;

●	our strategies for competing in the travel club and online travel market;

●	anticipated trends in the global travel industry; and

●	the sufficiency of proceeds raised through our Regulation A offering.

The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” and similar expressions and variations, or comparable terminology, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause our actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially include, among others:

●	our limited operating history and the absence of prior revenues;

●	going concern uncertainty regarding our ability to continue as a going concern;

●	our dependence on NextTrip, Inc. for personnel, technology, and funding;

●	our ability to raise sufficient capital to execute our business plan;

●	competitive pressures from large online travel agencies and established travel brands;

●	macroeconomic and geopolitical conditions affecting travel demand; and

●	changes in applicable laws and regulations governing travel clubs and membership programs.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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PART II

ITEM 1. BUSINESS

Background and Corporate History

NextTrip Privilege, Inc. (the “Company,” “we,” “us,” or “our”) was incorporated under the laws of the State of Nevada in April 2025. We are a travel and lifestyle company that offers membership-based travel club services designed to provide travelers with value, flexibility, and access to curated travel experiences. Our platform is built on technology and services provided by NextTrip, Inc. under the Licensing and Services Agreement (as defined and described below).

Our principal executive offices are located at 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, Florida 33323. Our telephone number is (954) 526-9688. We shall begin operating our investor-facing website at invest.nexttrip-privilege.com in the first half of 2026. Information contained on or accessible through our website is not incorporated by reference into this Annual Report.

Our Business

We were founded to address the increasing demand for affordable, flexible, and personalized travel options, while also creating an investment opportunity that provides additional benefits to investors. Traditional travel planning is often fragmented, expensive, and burdened with hidden fees or restrictive long-term commitments, such as timeshare arrangements. Our platform seeks to disrupt this model by providing members with wholesale access to hotels, resorts, cruises, vacation rentals, and other travel products at net rates, free of retail markups.

The NextTrip Privilege platform combines advanced booking technology with dedicated travel advisors and includes a hotel room discount program called “Room Coins,” a digital currency that allows members to redeem discounts on hotel bookings. By integrating technology, curated offers, and personalized customer service, we believe we offer a superior alternative to traditional online travel agencies and timeshare arrangements.

Our management team brings decades of experience in hospitality, e-commerce, financial management, and high-performance sales, positioning the Company to capture meaningful market share in the expanding global travel industry.

NextTrip Privilege, Inc. has focused on establishing supplier relationships, building our online platform, and developing marketing strategies to acquire and retain members.

We believe through our relationship with NextTrip, Inc. (Nasdaq: NTRP), our combination of wholesale pricing access, curated travel inventory, customer-centric service, and data-driven marketing positions us for long-term growth and competitive differentiation in the travel sector.

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Market Opportunity

The travel and tourism market is projected to experience a significant increase in revenue in the coming years worldwide. By 2026, revenue is estimated to reach US$1.07 trillion and is projected to grow annually at a rate of 6.83%, resulting in a market volume of US$1.39 trillion by 2030, according to Statista. Key drivers of this growth include rising demand for affordable travel, increased access to online travel platforms, growth in remote work and digital nomadism, expanding travel options driven by low-cost carriers and vacation rental platforms, and a greater consumer focus on health, wellness, and work-life balance.

Within this market, we focus specifically on value-conscious travelers and frequent travelers who seek flexibility and savings without the long-term commitments, hidden fees, or maintenance costs associated with traditional timeshare agreements. We believe this segment represents a large and underserved opportunity that we are positioned to address through our membership model.

A significant and growing trend within the global travel market is the shift in consumer behavior away from destination-driven planning toward deal-driven decision-making. Travelers are increasingly prioritizing affordability, flexibility, and perceived value, with featured deals and promotions playing a central — and we believe expanding — role in shaping their choices. We believe this trend directly supports demand for the type of membership-based, wholesale-access travel model we offer.

Key trends driving this shift include the following:

●	Savings First, Destination Second. A growing segment of travelers begin their planning process not by selecting a destination, but by identifying the best available deal, allowing promotions to guide where and when they travel. This behavior reduces the competitive advantage of destination-specific incumbents and increases the relative appeal of platforms, such as ours, that lead with value and savings.

●	Impulse Travel on a Budget. Flash sales and limited-time offers have demonstrated strong effectiveness in driving spontaneous bookings, particularly among younger travelers and deal-oriented consumers seeking to maximize their travel budget. Our membership model is designed to deliver this type of time-sensitive, exclusive inventory to members on an ongoing basis.

●	Perceived Value Drives Action. Promotional packages that communicate concrete savings, such as discounts off retail rack rates or multi-night bundled pricing, consistently outperform standard listings by creating a clear and immediate incentive to book. Our wholesale-access model and best-price guarantee are designed to deliver precisely this type of demonstrable value to our members.

●	Membership and Loyalty Influence. Travel club members have demonstrated a higher propensity to act on exclusive, members-only offers that are not available to the general public. The perception of preferential or “VIP” access reinforces loyalty, drives renewals, and supports word-of-mouth referral. We believe our membership structure is well-positioned to capitalize on this dynamic.

●	Social and Digital Promotion. Deals and exclusive offers distributed through social media and targeted email campaigns generate direct traffic and measurable conversion, particularly when paired with urgency-creating mechanics such as countdown timers and limited-inventory notifications. Our in-house marketing capabilities are focused on leveraging these channels to acquire and retain members efficiently.

We believe these converging trends create a favorable demand environment for our business model and differentiate our value proposition from traditional online travel agencies and destination-focused booking platforms.

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Our Competitive Strengths

We believe the following strengths differentiate us from our competitors:

●	True Net Pricing Without Retail Markups. Our members receive direct access to net wholesale rates with no added retail markup. Our platform allows members to compare pricing from other travel sites, including Expedia and Priceline, when shopping for hotels and resorts.

●	Best Price Match Guarantee. If a member finds a lower qualifying rate elsewhere, we will match it.

●	Exclusive Access to Unsold Timeshare Inventory and Weekly Resort Stays. We partner with timeshare owners who deposit their unused weekly stays, offering our members access to premium resorts at significant savings off retail rates.

●	Event Access. We connect members to live events, including concerts, sporting events, Broadway shows, and cultural events nationwide, with verified tickets, exclusive member pricing, and instant confirmation.

●	Curated, Personalized Travel Offers Based on Member Behavior. Our marketing team utilizes member behavior data to create personalized offers designed to enhance engagement and build lifetime value.

●	Cost-Effective Membership Model Without Long-Term Commitments or Hidden Fees. Our travel club eliminates expensive timeshare dues and fees with a simple, low annual fee. Our recurring-revenue membership structure is designed to provide predictable cash flow.

●	Leadership with Deep Industry Expertise. Our leadership team brings decades of combined experience in hospitality, e-commerce, financial management, and high-performance sales.

●	Call Center Operations. Our call center team has demonstrated experience in high-stakes sales. We believe this capability translates well to membership sales.

●	Marketing. In addition to our call center capabilities, we focus on reaching a highly targeted audience for travel club memberships. Our marketing approach is designed to curate precise consumer lists aligned with the demographic profile of individuals with a higher propensity to purchase travel memberships. We believe this targeted approach drives higher conversion rates and reduces acquisition costs relative to broad, untargeted marketing, by concentrating our sales efforts on high-value prospects.

Our Strategy

Our strategy is centered on appealing to travelers who want flexibility and savings without long-term commitments, hidden fees, or maintenance costs associated with traditional timeshare agreements. Key elements of our strategy include:

●	targeting key demographics, including frequent travelers, higher-income households, and former timeshare owners;

●	positioning our travel club as an exclusive, insider-access community with demonstrated value;

●	converting leads into paying members through our call center operations and digital marketing;

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●	retaining members through personalized, curated travel offers and a best-price guarantee;

●	scaling our platform and marketing operations using proceeds raised through our Regulation A offering; and

●	expanding our inventory of travel products and exclusive timeshare access through additional third-party supplier agreements.

Our Relationship with NextTrip, Inc.

The following describes our material relationship with NextTrip, Inc. (Nasdaq: NTRP), a public company listed on the Nasdaq Capital Market:

Advance of Funds.

NextTrip, Inc. has advanced funds to us to pay administrative expenses required to establish our platform and fund this public offering. As of December 31, 2025, NextTrip, Inc. had advanced $272,953 to us.

Licensing and Services Agreement.

Pursuant to the Licensing and Services Agreement, NextTrip, Inc. has agreed to: (a) provide us with personnel to support our operations; (b) license to us the use of the name “NextTrip” as our corporate and business name; (c) grant us a license to use its software in connection with a private-label internet website available to our customers; and (d) continue to fund our operations until we raise sufficient capital to fully cover our operating expenses.

In consideration of the foregoing, we have agreed to pay NextTrip, Inc.: (a) a 20% royalty fee on all net capital raised by us, including pursuant to our Regulation A offering; (b) the cost of the annual membership fee for each year of membership provided to investors; (c) reimbursement of all incremental expenses paid by NextTrip, Inc. related to an investor’s membership; (d) any revenue received by us from investor bookings on our platform; (e) repayment of all advances with advances being interest-free until February 28, 2026 and thereafter at the rate of 1.5% per month on outstanding balances; and (f) beginning March 1, 2026, an Administrative Services Fee of $5,000 per month, increasing by 3% per annum on March 1 of each year thereafter.

On April 15, 2026, the parties entered into an amendment to the Licensing and Services Agreement whereby the initial payment date for the Administrative Services Fee was extended from April 15, 2026 to July 15, 2026, and the annual increase of 3% will begin on June 1 of each calendar year thereafter.

Option to Purchase.

NextTrip Group, LLC, the controlling shareholder of the Company, has granted NextTrip, Inc. an option to purchase all of its shares of Class B Common Stock. If exercised, NextTrip, Inc. will become the controlling shareholder of the Company.

Common Officers and Directors.

Donald Monaco, our President and Chairman of the Board, serves as Chairman of the Board of NextTrip, Inc. William Kerby, our Vice President and a director, serves as the Chief Executive Officer and a director of NextTrip, Inc. Frank Orzechowski, our Chief Financial Officer and director, serves as the Chief Financial Officer of NextTrip, Inc. This overlap in executive personnel represents a significant conflict of interest that investors should consider.

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Competition

We operate in the highly competitive global travel and hospitality market. Our primary competitors include:

Large Online Travel Agencies (OTAs).

We face competition from established industry leaders, including Expedia Group (Expedia, Hotels.com, Vrbo, Travelocity, Orbitz) and Booking Holdings (Priceline, Booking.com, Agoda, Kayak). These platforms benefit from significant financial resources, advanced technology, extensive supplier relationships, and loyal customer bases. Trip.com Group and Airbnb have also built strong global brands and distribution networks.

Subscription-Based Travel Clubs and Membership Models.

We also compete with companies offering travel memberships, loyalty programs, or subscription-based services, including Inspirato Pass (luxury subscription travel), Costco Travel (discounted member-only deals), Tripadvisor Plus (subscription-based travel discounts), and various other travel clubs. Some of these competitors are highly capitalized and benefit from strong consumer trust.

Deal-Driven and Alternative Travel Platforms.

Platforms such as Travelzoo, Groupon Getaways, and flash-sale websites compete for deal-seeking travelers and appeal to the same consumer desire for value-driven travel experiences at discounted rates.

Many of our competitors have substantially greater financial resources, brand recognition, marketing budgets, supplier relationships, and technology infrastructure than we do. Additionally, barriers to entry in online travel are relatively low, and new competitors may launch platforms or membership services that overlap with our business model.

Competitive Pressures

Many of our current and potential competitors have substantially greater resources than we do, including financial capital, brand recognition, marketing budgets, supplier relationships, and technology infrastructure. In addition, the barriers to entry in online travel are relatively low, and new competitors can readily launch travel websites, booking platforms, or membership services that may overlap with our business model.

Government Regulation

Our business is subject to a variety of federal, state, and international laws and regulations that affect companies engaged in the sale of travel services and membership programs. While we are not a provider of transportation or lodging services ourselves, we act as an intermediary between our members and third-party suppliers, including hotels, resorts, cruise lines, and vacation rental operators. As such, our operations must comply with regulations governing the advertising, marketing, and sale of travel products, consumer protection laws, data privacy and security requirements, and financial transaction regulations.

Seller of Travel Laws.

Several U.S. states, including Florida, California, Hawaii, Washington, and others, regulate the sale of travel services through “seller of travel” statutes. These laws generally require registration, bonding, or disclosure obligations by entities engaged in the marketing and sale of travel. To the extent we market or sell memberships and travel services in these states, we may be required to register, maintain surety bonds, or comply with consumer protection requirements. Failure to comply with such statutes could result in fines, penalties, or restrictions on our ability to conduct business in those jurisdictions.

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Consumer Protection and Advertising.

Federal and state consumer protection laws, including those enforced by the Federal Trade Commission (the “FTC”), apply to the marketing and sale of our membership programs. These rules prohibit deceptive or misleading advertising and require clear disclosure of pricing, terms, and conditions. In addition, promotional practices such as guarantees, discounts, or limited-time offers must be truthful and substantiated.

Data Privacy and Security.

Because we collect and process personal and financial information from members, we are subject to federal, state, and international data protection and cybersecurity laws, such as the California Consumer Privacy Act (the “CCPA”), the EU’s General Data Protection Regulation (the “GDPR”), and similar frameworks. Compliance requires safeguards to protect member data, clear privacy disclosures, and protocols for handling security incidents. A failure to comply could expose us to civil penalties, reputational damage, or litigation.

Payments and Financial Regulations.

Transactions processed through our platform are subject to banking and payment regulations, including anti-money laundering and know-your-customer requirements applicable to payment processors and financial institutions with whom we partner. We must also comply with card network rules and chargeback procedures, and changes in these requirements could increase our costs of doing business.

International Considerations.

As we expand our services to members residing or traveling outside the United States, we may become subject to additional foreign regulatory regimes, including consumer protection, privacy, e-commerce, and taxation laws. These laws vary by country and are often more restrictive than U.S. requirements. Compliance with international regulations could require significant investment and create operational complexity.

Impact of Regulatory Changes.

Laws and regulations applicable to the travel and hospitality industry are subject to change, and new or more restrictive requirements may be imposed in the future. For example, state legislatures could expand seller-of-travel statutes, or regulators could impose additional data privacy obligations. Any material changes could increase our compliance costs, restrict our marketing practices, or limit our ability to operate in certain jurisdictions.

Failure to comply with any of the foregoing regulatory requirements could result in enforcement actions, civil penalties, reputational harm, or restrictions on our operations, any of which could materially and adversely affect our business, financial condition, and results of operations.

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Intellectual Property

We hold no patents, trademarks, or other registered intellectual property as of the date of this Annual Report. We use the “NextTrip” name pursuant to a license from NextTrip, Inc. under the Licensing and Services Agreement. We do not own this name independently, and the license may be terminated or modified.

Employees

As of the date of this Annual Report, we have three employees, Donald Monaco, William Kerby, and Frank Orzechowski, each serving in a part-time capacity. We primarily rely on the services of subcontractors and consultants for specific aspects of our business operations, primarily through the Licensing and Services Agreement with NextTrip, Inc.

Facilities

Our principal executive offices are located at 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, Florida 33323. We lease this space as a virtual office under standard commercial terms. We do not own any real property. Our online platform and back-office systems are hosted by third-party cloud service providers. Member support and sales are conducted through call center operations and a combination of on-site and remote personnel.

Legal Proceedings

From time to time, the Company may be involved in various legal proceedings. As of the date of this Annual Report, there are no legal proceedings pending or threatened which are expected to have a material adverse effect on our results of operations, cash flows, or financial condition.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing in Item 7 of this Annual Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

NextTrip Privilege, Inc. was incorporated in April 2025. We are in the early stage of operations and have not generated revenue to date. Our activities during the fiscal year were primarily focused on organizational activities, establishing our corporate structure, developing our business plan, building our travel platform infrastructure, and initiating our Regulation A equity offering.

We have incurred net losses since inception and expect to continue incurring losses until we generate sufficient revenues from membership sales to cover our operating costs. Our financial statements include a going concern opinion from our independent auditor, Assurance Dimensions.

Results of Operations

Period from April 7, 2025 (Inception) to December 31, 2025

Revenue.

We did not recognize any revenues during the fiscal year ended December 31, 2025. We remain pre-revenue and have not yet commercially launched our travel membership platform to paying customers.

Operating Expenses.

Our total operating expenses for the period from inception (April 7, 2025) through December 31, 2025 were $267,429. Operating expenses consisted primarily of the following:

Salaries & Benefits expenses totaled $20,699, for the period. The company allocated a portion of compensation and benefits costs for two employees who split their time between NextTrip Privilege, Inc. NextTrip, Inc. from June through December 2025. These employees supported key strategic initiatives, including onboarding a new sales team member, negotiating a contract with a travel membership platform, and developing a business plan and revenue forecast.

General & Administrative expenses totaled $257 for the period consisting of the allocated amount of the payroll processing service fees charged by the related party’s third-party payroll provider.

Professional Services expenses totaled $203,209. Professional services is made up of (a) contract labor of $102,126 paid to independent contractors responsible for company formation and setup, including developing the name and website, establishing the initial white-label agreement, supporting the initial audit, and leading contract negotiations during the reporting period, (b) legal fees of $46,220 incurred for the corporate formation, securities law compliance, and general corporate legal services, (c) consulting fees of $51,000 primarily for a strategic business development and advisory services, (d) accounting & audit fees of $3,863 for initial audit.

Technology expenses totaled $24,500 for the period, primarily related to a subscription service, which provides data insights used to support targeted, personalized digital marketing initiatives.

Other Operating Expenses totaled $18,764 primarily for SEC filing and administrative expenses in connection with the Regulation A securities offering.

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Net Loss

Our net loss for the period from inception (April 7, 2025) through December 31, 2025 was $267,429. This compares to a net loss of $145,592 for the period from inception through July 31, 2025, as reported in the financial statements included in our Form 1-A/A.

Liquidity and Capital Resources

As of December 31, 2025, our principal source of liquidity was advances from NextTrip, Inc. under the Licensing and Services Agreement. We had cash and cash equivalents of $0 and total assets of $5,524. Our current liabilities consisted of amounts owed to NextTrip, Inc. under the Licensing and Services Agreement.

We have not generated revenue from operations and do not expect to do so until we successfully commence membership sales through our platform. Our ability to continue as a going concern is dependent upon our ability to raise capital through this offering or other financing arrangements and to generate sufficient revenues to fund our operations.

Proceeds from Regulation A Offering.

We have not yet commenced our Regulation A Tier 2 offering of up to 15,000,000 shares of Class A Common Stock at $1.00 per share following SEC qualification on February 13, 2026. As a result, as of December 31, 2025 we have raised gross proceeds of $0 and net proceeds (after placement agent commissions of 8.4% and estimated offering expenses of approximately $125,000) of $0 from the offering.

Use of Proceeds.

Once we commence our Regulation A Tier 2 offering we intend to apply net proceeds from the offering as follows, consistent with the use of proceeds described in our Form 1-A:

Use of Proceeds	Estimated Amount ($)	% of Maximum Proceeds
Marketing and member acquisition	3,000,000	22%
Working capital and general corporate purposes (including compensation)	7,592,000	56%
NextTrip, Inc. royalty fee	2,723,000	20%
Repayment of advances to NextTrip, Inc.	300,000	2%
Total	13,615,000	100%

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including structured finance entities, special purpose entities, variable interest entities, or similar arrangements.

Contractual Obligations

Our material contractual obligations as of December 31, 2025 consist primarily of our obligations under the Licensing and Services Agreement with NextTrip, Inc., including the $5,000 per month Administrative Services Fee (commencing March 1, 2026), the 20% royalty on capital raised, outstanding advance repayments with interest accruing at 1.5% per month, and annual membership fee obligations.

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Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. Management considers the following to be our critical accounting policies:

Revenue Recognition.

We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Our revenue is derived primarily from membership fee sales. We recognize revenue when (i) a contract with a customer has been identified, (ii) performance obligations have been identified, (iii) the transaction price has been determined, (iv) the transaction price has been allocated to performance obligations, and (v) performance obligations have been satisfied. As we have not yet commenced membership sales, no revenue has been recognized to date.

Prepaid Expenses.

Costs paid prior to the balance sheet date where the benefit of the cost is subsequent to the balance sheet date are recorded as prepaid expenses and are expensed in the period to which they relate.

Going Concern.

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company has not generated revenues and has incurred operating losses since inception, which raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is currently dependent upon funding from NextTrip, Inc. and the anticipated proceeds of its Regulation A offering to continue operations. However, there can be no assurance that the Regulation A offering will be successful, that any specific amount of proceeds will be raised, or that any proceeds will be raised at all. If the Company is unable to raise sufficient capital through the Regulation A offering or other sources, it may be unable to continue operations.

In response to these conditions, management is actively taking the following steps to address the going concern:

●	Capital Raising: The Company is pursuing its Regulation A offering as a primary source of near-term financing, while also evaluating additional funding alternatives including private placements and strategic partnerships.
●	Revenue Generation: Management is focused on accelerating market penetration of its travel membership products and developing additional revenue streams to reduce reliance on external funding.
●	Cost Management: The Company continues to monitor and manage its operating expenses, prioritizing expenditures critical to business development while deferring non-essential costs.
●	Related Party Support: NextTrip, Inc. has committed to provide funding support to the extent necessary to sustain operations while the Company works toward financial self-sufficiency.

Funds raised through the Regulation A offering, if any, are intended to increase market penetration of the Company’s products, expand the marketing and development of its travel memberships, satisfy payment obligations, and cover operating costs until planned revenue streams are fully implemented and begin to offset operating expenses. There is no guarantee that these plans will be successfully executed or that the Company will achieve profitability.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Segment Reporting.

We manage and operate as a single reportable segment — membership sales. All revenue and expenses are attributable to this single segment. Our chief operating decision maker is our President, who reviews consolidated financial results.

Recent Accounting Pronouncements

Management has reviewed recently issued but not yet effective accounting pronouncements. Management does not believe that any such pronouncements, if adopted, would have a material impact on our financial statements given our current stage of development.

ITEM 3. DIRECTORS AND OFFICERS

Executive Officers and Directors

The following table sets forth information regarding our executive officers and members of our board of directors as of April 30, 2026:

Name	Age	Position(s)
Donald Monaco	73	President, Director, and Chairman of the Board (Principal Executive Officer)
William Kerby	68	Vice President and Director
Frank Orzechowski	66	Chief Financial Officer and Director (Principal Financial and Accounting Officer)

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Biographies

Donald Monaco — President, Director, and Chairman of the Board

Donald P. Monaco serves as our President, Director, and Chairman of the Board. He also serves as a Director and Chairman of the Board of NextTrip, Inc. Mr. Monaco has approximately three decades of experience as an international information technology and business management consultant.

Mr. Monaco founded and owned Monaco Air Duluth, LLC, a full-service, fixed-base operator aviation services business at Duluth International Airport in Duluth, Minnesota, which he sold in April 2025. Since January 2009, he was appointed and reappointed by Minnesota Governors to serve as a Commissioner of the Metropolitan Airports Commission in Minneapolis-St. Paul, Minnesota, serving as Chairman of the Operations, Finance and Administration Committee until he resigned in May 2025. Mr. Monaco previously worked as an international information technology and business management consultant with Accenture in Chicago, Illinois for 28 years, serving as a partner and senior executive for 18 of those years.

From August 2011 to January 2023, Mr. Monaco served as a member of the board of directors of NextPlay Technologies, Inc. (formerly Monaker Group, Inc.), including as Chairman of the Board from August 2018 to June 2021. He also previously served as a director at Republic Bank in Duluth, Minnesota and on the board of Verus International, Inc. Mr. Monaco holds Bachelor of Science and Master of Science degrees in Computer Science Engineering from Northwestern University.

William Kerby — Vice President and Director

William Kerby serves as our Vice President and Director. He also serves as the Chief Executive Officer and a Director of NextTrip, Inc. Mr. Kerby has over two decades of experience in the travel and media industries and approximately a decade of experience in the financial industry.

Mr. Kerby served as the Chief Executive Officer of NextTrip Group, LLC from January 2023 to December 2023 and as Co-Chief Executive Officer of NextPlay Technologies, Inc. from September 2021 to January 2023. From July 2008 to September 2021, Mr. Kerby served as Chief Executive Officer of Monaker Group, Inc. From April 2002 to July 2008, Mr. Kerby served as Chief Executive Officer of various media and travel entities that ultimately became part of Extraordinary Vacations Group, including Cruise & Vacation Shoppes, Maupintour Extraordinary Vacations, and Attaché Travel. From February 1999 to April 2002, Mr. Kerby founded and managed Travelbyus, a publicly traded company on the Toronto Stock Exchange and Nasdaq Small Cap Market. Mr. Kerby graduated from York University with a Specialized Honors Economics degree.

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Frank Orzechowski — Chief Financial Officer and Director

Frank Orzechowski serves as our Chief Financial Officer and Director. He also serves as the Chief Financial Officer of NextTrip, Inc. Mr. Orzechowski previously served as the Chief Financial Officer of StormHarbour Partners LP from September 2013. From May 2013 to August 2013, Mr. Orzechowski served as a contract Chief Financial Officer for Etouches Inc.

Mr. Orzechowski served as President and Owner/Operator of Four-O Technologies Inc. from August 2009 to December 2012. From February 2006 to July 2009, he served as President and Chief Financial Officer of Nikko Americas Holding Company Inc. Mr. Orzechowski began his career at Coopers & Lybrand in 1982, received his CPA certification in 1984, and received his Bachelor of Science in Business Administration with a major in Accounting from Georgetown University in 1982.

Executive Compensation

No executive compensation was paid to any named executive officer during the fiscal year ended December 31, 2025.

There are no formal written employment arrangements in place between us and our executive officers. As of the date of this Annual Report, there are no annuity, pension, or retirement benefits proposed to be paid to officers, directors, or employees of our Company pursuant to any presently existing plan.

Outstanding Equity Awards.

As of December 31, 2025, there were no outstanding equity awards held by any of our named executive officers.

Long-Term Incentive Plans.

We currently have no long-term incentive plans.

Director Compensation.

We do not provide separate compensation to our directors who are also our employees.

Independence of Directors

We are not required to have independent members of our board of directors and do not anticipate having independent directors until such time as we are required to do so. Each of our directors is also an officer or director of NextTrip, Inc. None of our current directors would qualify as “independent” under the listing standards of any national securities exchange.

Corporate Governance

We promote accountability for adherence to honest and ethical conduct and endeavor to provide full, fair, accurate, timely, and understandable disclosure in documents we file with the SEC. We have not formally adopted a written code of business conduct and ethics as we are not required to do so at this stage.

We do not have nominating, compensation, or audit committees. Our board of directors performs the functions of these committees. In lieu of an audit committee, our board of directors is responsible for reviewing the selection of our independent auditors, the scope and results of the annual audit, and our internal accounting controls and practices.

Conflicts of Interest

Our corporate governance structure presents significant conflicts of interest that investors should carefully consider. Each of our three officers and directors — Donald Monaco (President and Chairman), William Kerby (Vice President and Director), and Frank Orzechowski (Chief Financial Officer and Director) — simultaneously holds the same or equivalent officer and director roles at NextTrip, Inc. (Nasdaq: NTRP), which is both a related party and the counterparty to our Licensing and Services Agreement. Under that agreement, NextTrip, Inc. provides us with personnel, our brand license, our operating software, and ongoing funding advances, and we are obligated to pay NextTrip, Inc. a 20% royalty on all net capital raised, reimbursement of member-related expenses, all platform booking revenues, repayment of advances (which began accruing interest at 1.5% per month after February 28, 2026), and a monthly Administrative Services Fee of $5,000 beginning March 1, 2026. As of December 31, 2025, NextTrip, Inc. had advanced $250,782 to us under this arrangement.

Because all of our directors are also officers or directors of NextTrip, Inc., none of our directors is independent, and there is no independent board oversight to evaluate the fairness of any transaction between us and NextTrip, Inc. The terms of our Licensing and Services Agreement and all other arrangements with NextTrip, Inc. were not negotiated at arm’s length. Additionally, NextTrip Group, LLC — the entity that holds 100% of our outstanding Class B Common Stock and whose members are Messrs. Monaco and Kerby — has granted NextTrip, Inc. an option to acquire all of those Class B shares. If exercised, NextTrip, Inc. would become the controlling shareholder of the Company. Our Articles of Incorporation and Bylaws do not require our officers and directors to present business opportunities to us before pursuing them through other entities, including NextTrip, Inc. Our officers and directors devote only a portion of their time to our affairs.

Investors should be aware that decisions made by our board of directors regarding our relationship with NextTrip, Inc. — including the terms on which we license technology, receive funding, and pay fees — may not reflect what independent parties would have negotiated. See “Item 5. Related Party Transactions” for a more detailed description of these arrangements.

13

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth beneficial ownership of our Common Stock as of April 30, 2026, for (i) each person known to us to beneficially own more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	Class	Shares Beneficially Owned	% of Class	% of Combined Voting Power
NextTrip Group, LLC (1)	Class B Common Stock	12,500,000	100%	100%
Donald P. Monaco (President, Director, Chairman)	Class A Common Stock	-	-	-
William Kerby (Vice President, Director)	Class A Common Stock	-	-	-
Frank Orzechowski (CFO, Director)	Class A Common Stock	-	-	-
Certain directors and officers as a group (2 persons) (2)		12,500,000 Class B (via NextTrip Group, LLC)	100%	100%

(1) NextTrip Group, LLC holds 100% of the outstanding shares of Class B Common Stock. Each share of Class B Common Stock is entitled to forty (40) votes per share. NextTrip, Inc. has an option to purchase all of NextTrip Group, LLC’s shares of Class B Common Stock pursuant to the Option Agreement. If the option were exercised, NextTrip, Inc. would become the controlling shareholder of the Company. The address of NextTrip Group, LLC is 1560 Sawgrass Corporate Parkway, Suite 400, Sunrise, FL 33323.

(2) Donald P. Monaco and William Kerby each own 50% of the Membership Interests in NextTrip Group, LLC.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 350,000,000 shares, comprising 250,000,000 shares of Class A Common Stock, par value $0.001 per share, and 100,000,000 shares of Class B Common Stock, par value $0.001 per share.

14

Class A Common Stock

Dividends.

Subject to preferences that may be applicable to any outstanding preferred stock, holders of our Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Liquidation.

In the event of liquidation, dissolution, or winding up of our Company, holders of our Class A Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Voting.

Each holder of a share of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders. Each share of our Class B Common Stock is entitled to forty votes on all matters submitted to a vote of our stockholders. Except as required by applicable law and except with respect to certain matters specified in our Articles of Incorporation, holders of our Class A Common Stock will vote together with the holders of shares of our Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of our stockholders. Any merger or consolidation of our Company with or into any other entity which is not a “change of control transaction” (as such term is defined in our Articles of Incorporation) requires approval by the affirmative vote of holders of a majority of the then outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the then outstanding Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

Our Bylaws provide that, at any meeting of our stockholders (at which a quorum is present to organize the meeting), all matters, except as otherwise provided by statute, by our Articles of Incorporation or by our Bylaws, shall be decided by the majority of the votes cast at such meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present when the vote is taken.

Non-cumulative Voting.

Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Pre-emptive Rights.

As of the date of this Annual Report, no holder of any shares of our Common Stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

15

Class B Common Stock

Conversion.

Each share of Class B Common Stock will convert automatically into one fully paid and nonassessable share of Class A Common Stock upon (i) any transfer of such share of Class B Common Stock other than a permitted transfer, or (ii) the affirmative vote of the holders of Class B Common Stock representing not less than a majority of the voting power of the outstanding Class B Common Stock (voting separately as a single class). Further, each share of Class B Common Stock held of record by a holder who is a natural person, or by such holder’s permitted transferees, will automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or disability of such holder.

Anti-Takeover Provisions

Certain provisions of our Articles of Incorporation, our Bylaws, and Nevada law may have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company, even if the acquisition arguably could benefit our stockholders.

Anti-Takeover Provisions of Nevada State Law.

Nevada’s “combinations with interested stockholders” statutes, Nevada Revised Statutes (“NRS”) 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder,” in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval, certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (i) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (ii) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original Articles of Incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one fifth or more, but less than one third, (ii) one third or more, but less than a majority, or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

16

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws.

The following provisions of our Articles of Incorporation and Bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	special meetings of our stockholders may only be called by the Chairman of our board of directors, by our Chief Executive Officer, our President, or by our board of directors pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies;

●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director; and

●	the ability of our board of directors to alter our Bylaws without obtaining stockholder approval (subject to the concurrent power of our stockholders to adopt, alter, amend, or repeal our Bylaws).

Dividend Policy

We have never declared or paid any dividends on our Common Stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. We may pay dividends in the future.

Market

As of the date of this Annual Report, there is no trading market in our Class A Common Stock, and we cannot assure you that a trading market will develop. Our Class A Common Stock is not currently listed on any national securities exchange or the OTC Market. There is no guarantee that our Class A Common Stock will ever trade on any national securities exchange or the OTC Market.

Stockholder Meetings

Our Bylaws provide that special meetings of stockholders may be called only by the Chairman of our board of directors, by our Chief Executive Officer, our President, or by our board of directors pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies.

Transfer Agent

We have engaged KoreTransfer USA LLC, 1 World Trade Center, Suite 8500, New York, New York 10007, telephone +1 (888) 312-4247, as transfer agent for our securities. KoreTransfer USA LLC’s website is located at https://koretransfer.com/.

17

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Licensing and Services Agreement with NextTrip, Inc.

NextTrip, Inc. (Nasdaq: NTRP) is a related party of the Company. Donald Monaco, our President and Chairman, serves as Chairman of the Board of NextTrip, Inc. William Kerby, our Vice President and a Director, serves as Chief Executive Officer and a director of NextTrip, Inc. Frank Orzechowski, our Chief Financial Officer and Director, serves as Chief Financial Officer of NextTrip, Inc.

Pursuant to the Licensing and Services Agreement, NextTrip, Inc. provides us with: (a) personnel to support our operations; (b) a license to use the name “NextTrip” as our corporate and business name; (c) a license to use its software in connection with our private-label internet website; and (d) continuing advances to fund our operations until we raise sufficient capital.

In consideration for the foregoing, we have agreed to pay NextTrip, Inc.:

●	a 20% royalty fee on all net capital raised, including pursuant to this Regulation A offering;

●	the cost of the annual membership fee for each year of membership provided to investors;

●	reimbursement of all incremental expenses paid by NextTrip, Inc. related to an investor’s membership;

●	any revenue received by us from investor bookings on our platform;

●	repayment of all advances previously made or made in the future, with advances being interest-free until February 28, 2026 and thereafter accruing interest at the rate of 1.5% per month on outstanding balances, subject to minimum payment obligations; and

●	beginning March 1, 2026, an Administrative Services Fee of $5,000 per month, increasing by 3% per annum on March 1 of each year thereafter.

As of the December 31, 2025 balance sheet date, NextTrip, Inc. had advanced $272,953 to us.

Option Agreement

NextTrip Group, LLC, the controlling shareholder of the Company (holding 100% of the outstanding Class B Common Stock), has granted to NextTrip, Inc. an option to acquire all of NextTrip Group, LLC’s shares of Class B Common Stock in the Company. If the option is exercised, NextTrip, Inc. will become the controlling shareholder of the Company.

Conflicts of Interest

Each of our officers and directors — Donald Monaco, William Kerby, and Frank Orzechowski — simultaneously serves as an officer or director of NextTrip, Inc., the counterparty to our Licensing and Services Agreement. Mr. Monaco serves as Chairman of the Board of NextTrip, Inc.; Mr. Kerby serves as its Chief Executive Officer and a director; and Mr. Orzechowski serves as its Chief Financial Officer. These overlapping roles create significant and ongoing conflicts of interest: the same individuals who negotiate and oversee our arrangements with NextTrip, Inc. on our behalf also hold fiduciary duties to NextTrip, Inc. as officers and directors of that company.

Because we are not required to maintain independent directors, and because none of our current directors would qualify as independent under the listing standards of any national securities exchange, there is no independent board oversight to evaluate the fairness of transactions between us and NextTrip, Inc. The terms of the Licensing and Services Agreement — including the 20% royalty on all net capital raised, the Administrative Services Fee, the interest rate on advances, and the allocation of booking revenues — were not negotiated at arm’s length and were not reviewed or approved by any independent party on our behalf.

Additionally, NextTrip Group, LLC — whose members are Messrs. Monaco and Kerby — holds 100% of our outstanding Class B Common Stock and has granted NextTrip, Inc. an option to acquire all of those shares. If the option is exercised, NextTrip, Inc. will become the controlling shareholder of the Company. The decision to grant that option was made by individuals who are simultaneously officers and directors of the option holder.

Our Articles of Incorporation and Bylaws do not require our officers and directors to present business opportunities to us before pursuing them through NextTrip, Inc. or any other entity. Our officers and directors devote only a portion of their time to our affairs. There can be no assurance that conflicts between our interests and the interests of NextTrip, Inc. will be resolved in our favor or on terms that are fair to our Class A shareholders.

ITEM 6. OTHER INFORMATION

No information was required to be disclosed in a report on Form 1-U during the last six months of the fiscal year ended December 31, 2025 that was not otherwise reported.

ITEM 7. FINANCIAL STATEMENTS

The financial statements of NextTrip Privilege, Inc. required by this Item 7, including audited balance sheets, statements of operations, statements of changes in stockholders’ equity (deficit), and statements of cash flows for the period from April 2025 (inception) through December 31, 2025, together with the notes thereto and the report of our independent registered public accounting firm, Assurance Dimensions, are attached hereto beginning on page F-1.

18

Independent Auditor’s Report

To the Shareholder of

NextTrip Privilege, Inc.

Opinion

We have audited the accompanying financial statements of NextTrip Privilege, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2025, and the related statements of operations, changes in shareholders’ deficit, and cash flow for the period from April 7, 2025 (inception) to December 31, 2025, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the related statements of operations, changes in shareholder’s deficit, and cash flow for the period from April 7, 2025 (inception) to December 31, 2025, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-1

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements include accumulated losses and negative stockholder equity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Coral Springs, Florida

April 30, 2026

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO:  1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA:  3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary entities McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provides tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

F-2

NEXTTRIP PRIVILEGE, INC. (Formerly JOURNY, INC.)

Balance Sheet

As of December 31, 2025

ASSETS
Current Assets
Cash	$-
Prepaid Expenses	-
Total Current Assets	-
Intangible Assets	5,524

TOTAL ASSETS	$5,524

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Due to Related Party	$272,953
Total Current Liabilities	272,953
TOTAL LIABILITIES	272,953

Shareholders’ Equity
Class A Shares par value $.001, 250 million authorized, and 0 issued and outstanding as of July 31, 2025	-
Class B Shares par value $.001, 100 million authorized, 12.5 million issued and outstanding as of July 31, 2025	12,500
Subscription receivable	(12,500)
Retained earnings (Deficit)	(267,429)
TOTAL SHAREHOLDERS’ DEFICIT	(267,429)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$5,524

F-3

NEXTTRIP PRIVILEGE, INC. (Formerly JOURNY, INC.)

Statement of Operations

For the period from April 7, 2025 (inception) to December 31, 2025

Revenue:
Total revenue	$-

Operating Expenses:
Salaries & Benefits	20,699
General and administrative	257
Professional services	203,209
Technology	24,500
Other operating expenses	18,764
Total operating expenses	267,429

Operating Loss	(267,429)

Other Income (Expense)	-

Net Loss	$(267,429)

F-4

NEXTTRIP PRIVILEGE, INC. (Formerly JOURNY, INC.)

Statement of Stockholders’ Deficit

For the period from April 7, 2025 (inception) to December 31, 2025

	Class A Shares $0.001 Par Units	Class A Shares $0.001 Par Value	Class B Shares $0.001 Par Units	Class B Shares $0.001 Par Value	Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Shareholders’ Deficit
April 7, 2025	-	$-	-	$-	$-	$-	$-
Issuance of Class B Shares	-	-	12,500,000	12,500	-	-	$12,500)
Subscription receivable					(12,500)		$(12,500)
Net income (loss)	-	-	-	-	-	(267,429)	$(267,429)
December 31, 2025	-	$-	12,500,000	$12,500	$(12,500)	$(267,429)	$(267,429)

F-5

NEXTTRIP PRIVILEGE, INC. (Formerly JOURNY, INC.)

Statement of Cash Flows

For the period from April 7, 2025 (inception) to December 31, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	(267,429)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Changes in Assets & Liabilities:
Increase in prepaid expenses	-
Net cash provided (used) in operating activities	(267,429)

CASH FLOWS FROM INVESTING ACTIVITIES
Website costs	(5,524)
Net cash (used in) investing activities	(5,524)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in related party payable	272,953
Net cash provided by financing activities	272,953
NET INCREASE IN CASH	-
Cash at beginning of year	$-
Cash at end of year	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$-
Cash paid during year for income taxes	$-

SUPPLEMENTAL NON-CASH DISCLOSURE
Shares issued for a subscription receivable	$12,500

F-6

NEXTTRIP PRIVILEGE, INC. (Formerly JOURNY, INC.)

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2025

NOTE 1 - Business Description and Going Concern

NextTrip Privilege, Inc., formerly JOURNY, Inc., (the “Company”) was incorporated on April 7, 2025, and the corporate office is located at 1500 Sawgrass Corporate Parkway, Suite 400, Sunrise Floride 33323.

The Company sells memberships to a travel network that provides discounted travel products to its members with sales originating in the United States, with a primary emphasis on hotels, air, alternative lodging solutions and all-inclusive travel packages. Our product offer includes access to over 1 million hotels in over 400,000 destinations.

Going Concern As of December 31, 2025, the Company had an accumulated deficit of approximately $267,429, and a working capital deficit of $267,429.

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company has not generated revenues and has incurred operating losses since inception, which raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is currently dependent upon funding from NextTrip, Inc. and the anticipated proceeds of its Regulation A offering to continue operations. However, there can be no assurance that the Regulation A offering will be successful, that any specific amount of proceeds will be raised, or that any proceeds will be raised at all. If the Company is unable to raise sufficient capital through the Regulation A offering or other sources, it may be unable to continue operations.

In response to these conditions, management is actively taking the following steps to address the going concern:

•	Capital Raising: The Company is pursuing its Regulation A offering as a primary source of near-term financing, while also evaluating additional funding alternatives including private placements and strategic partnerships.
•	Revenue Generation: Management is focused on accelerating market penetration of its travel membership products and developing additional revenue streams to reduce reliance on external funding.
•	Cost Management: The Company continues to monitor and manage its operating expenses, prioritizing expenditures critical to business development while deferring non-essential costs.
•	Related Party Support: NextTrip, Inc. has committed to provide funding support to the extent necessary to sustain operations while the Company works toward financial self-sufficiency.

Funds raised through the Regulation A offering, if any, are intended to increase market penetration of the Company’s products, expand the marketing and development of its travel memberships, satisfy payment obligations, and cover operating costs until planned revenue streams are fully implemented and begin to offset operating expenses. There is no guarantee that these plans will be successfully executed or that the Company will achieve profitability.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – Summary of Significant Accounting Policies

Basis of Presentation - The accompanying financial statements have been prepared by the Company in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at December 31, 2025, and for the period from inception to December 31, 2025, have been made.

Loss Per Share – The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260. “Earnings Per Share.” At December 31, 2025, the Company had the following common shares underlying these instruments:

December 31, 2025
Class B Common Shares par value $.001	12,500,000

Total Underlying Common Shares	12,500,000

The following table shows the amounts used in computing loss per share and the effect on net loss and the weighted average number of shares of dilutive potential common stock for the period ending December 31, 2025:

Inception to December 31, 2025
Loss from continuing operations	$(267,429)

Loss from continuing operations applicable to common stockholders	(267,429)

Net loss applicable to common stockholders	$(267,429)

Weighted average number of common shares outstanding used in loss per share during the period (denominator)	8,208,955

Loss per Share	$(0.03)

F-7

Accounting Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

Revenue Recognition – The Company’s revenue is derived primarily from the sales of memberships in a travel network. The Company recognizes revenue in accordance with ASC Topic No. 606. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that superseded nearly all existing revenue recognition guidance under prior GAAP and replaced it with a principles-based approach for determining revenue recognition. The core principle of the standard is the recognition of revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In general, we determine revenue recognition by: (1) identifying the contract, or contracts, with our customer; (2) identifying the performance obligations in the contract; (3) determining the transaction price; (4) allocating the transaction price to performance obligations in the contract; and (5) recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

The Company recognizes revenue when the customer has purchased the product, and the sales price is fixed or determinable and collectability is reasonably assured.

The Company generates revenues from sales directly to customers as well as through other distribution channels.

Segment Reporting - We manage the Company as one reportable segment, Membership Sales. Membership sales are the source of our revenues. The segment information aligns with how the Company’s Chief Operating Decision Maker (“CODM”) reviews and manages our business. The Company’s CODM is the Company’s President.

Financial information and annual operating plans and forecasts are prepared and are reviewed by the CODM. The CODM assesses performance for Membership sales segment and decides how to allocate resources based on revenue and net income that is reported on the Statements of Operations. The Company’s objective in making resource allocation decisions is to optimize the financial results. The accounting policies of our Membership sales segment are the same as those described in the summary of significant accounting policies herein.

For our single reportable segment-level financial information, total assets, and significant non-cash transactions, see the Financial Statements.

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NOTE 3 – Intangible Assets

Intangible assets consisted of the following:

December 31, 2025
Website development cost	$5,524
Total	5,524
Accumulated amortization	-
Intangible assets, net of amortization	$5,524

No amortization expense has been recorded for the period from inception to December 31, 2025, as operations had not yet commenced.

NOTE 4 – Related Party Transactions

The following describes our material relationship with NextTrip, Inc. (Nasdaq: NTRP), a public company listed on the Nasdaq Capital Market:

Advance of Funds.

NextTrip, Inc. has advanced funds to us to pay administrative expenses required to establish our platform and fund this public offering. As of December 31, 2025, NextTrip, Inc. had advanced $272,953 to us.

Licensing and Services Agreement.

Pursuant to the Licensing and Services Agreement, NextTrip, Inc. has agreed to: (a) provide us with personnel to support our operations; (b) license to us the use of the name “NextTrip” as our corporate and business name; (c) grant us a license to use its software in connection with a private-label internet website available to our customers; and (d) continue to fund our operations until we raise sufficient capital to fully cover our operating expenses.

In consideration of the foregoing, we have agreed to pay NextTrip, Inc.: (a) a 20% royalty fee on all net capital raised by us, including pursuant to our Regulation A offering; (b) the cost of the annual membership fee for each year of membership provided to investors; (c) reimbursement of all incremental expenses paid by NextTrip, Inc. related to an investor’s membership; (d) any revenue received by us from investor bookings on our platform; (e) repayment of all advances with advances being interest-free until February 28, 2026 and thereafter at the rate of 1.5% per month on outstanding balances; and (f) beginning March 1, 2026, an Administrative Services Fee of $5,000 per month, increasing by 3% per annum on March 1 of each year thereafter.

Option to Purchase.

NextTrip Group, LLC, the controlling shareholder of the Company, has granted NextTrip, Inc. an option to purchase all of its shares of Class B Common Stock. If exercised, NextTrip, Inc. will become the controlling shareholder of the Company.

NOTE 5 – Income Taxes

The Company accounts for income taxes using the asset and liability method. As of December 31, 2025, the Company had net operating loss carry forwards of $220,258, which may be used to offset against future taxable income. The loss carry forwards had a full reserve as of December 31, 2025.

NOTE 6 - Stockholders’ Deficit

Common Stock

The Company has 250,000,000 Class A common shares authorized for issuance and 100,000,000 Class B common shares authorized for issuance pursuant to its amended and restated articles of incorporation, as amended (“Charter”). On December 31, 2025, there were 12,500,000 Class B shares of common stock, par value $0.001 per share, issued and outstanding. The Class A shares have one vote per share, and the Class B shares have forty votes per share, The Class B shares are fully paid and non-assessable. There were no Class A shares outstanding as at December 31, 2025.

NOTE 7 – Subsequent Events

Subsequent events have been evaluated through April 30, 2026 which is the date the financial statements were available to be issued.

On April 15, 2026, NextTrip Privilege, Inc. and NextTrip, Inc. entered into an amendment to the Licensing and Services Agreement whereby the initial payment date for the Administrative Services Fee was extended from April 15, 2026 to July 15, 2026, and the annual increase of 3% will begin on June 1 of each calendar year thereafter.

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ITEM 8. EXHIBITS

The following exhibits are filed with, or incorporated by reference into, this Annual Report on Form 1-K:

Exhibit No.	Description	Filing Status
2.1	Articles of Incorporation	Incorporated by reference to Exhibit 2.1 to the Company’s Form 1-A filed with the SEC on January 16, 2026
2.2	Certificate of Amendment to Articles of Incorporation (name change)	Incorporated by reference to Exhibit 2.2 to the Company’s Form 1-A filed with the SEC on January 16, 2026
2.3	Certificate of Amendment to Articles of Incorporation (voting shares)	Incorporated by reference to Exhibit 2.3 to the Company’s Form 1-A filed with the SEC on January 16, 2026
2.4	Bylaws	Incorporated by reference to Exhibit 2.4 to the Company’s Form 1-A filed with the SEC on January 16, 2026
4.1	Form of Subscription Agreement	Incorporated by reference to Exhibit 4.1 to the Company’s Form 1-A filed with the SEC on January 16, 2026
6.1	Licensing and Services Agreement between NextTrip Privilege, Inc. and NextTrip, Inc.	Incorporated by reference to Exhibit 6.1 to the Company’s Form 1-A filed with the SEC on February 6, 2026
6.2	First Amendment to the Licensing and Services Agreement between NextTrip Privilege, Inc. and NextTrip, Inc.	Filed herewith
6.3	NextTrip, Inc. Option Agreement to Acquire NextTrip Group, LLC’s Class B Shares	Incorporated by reference to Exhibit 6.2 to the Company’s Form 1-A filed with the SEC on February 6, 2026
8.1	Escrow Agreement (EnCore Bank)	Incorporated by reference to Exhibit 8.1 to the Company’s Form 1-A filed with the SEC on February 6, 2026
11.1	Consent of Assurance Dimensions, LLC	Filed herewith

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEXTTRIP PRIVILEGE, INC.

By:	/s/ Donald P. Monaco
Donald P. Monaco, President
(Principal Executive Officer)

Date:	April 30, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald P. Monaco	President and Director	April 30, 2026
Donald P. Monaco	(Principal Executive Officer)

/s/ Frank Orzechowski	Chief Financial Officer and Director	April 30, 2026
Frank Orzechowski	(Principal Financial and Accounting Officer)

/s/ William Kerby	Vice President and Director	April 30, 2026
William Kerby

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